Exhibit 10.1

Separation and Release Agreement

Reference is made to that certain Executive Employment Agreement, dated as of April 26, 2017 (the “Agreement”), by and between Marshall B. Tycher (“Executive”), Roseland Residential Trust, a Maryland business trust (“Roseland”) and Mack-Cali Realty Corporation, a Maryland corporation (the “Company”). Capitalized terms used in this Release and not defined herein shall have the meaning assigned to them in the Agreement.

The parties agree that the “Termination Date” shall be May 13, 2021. Executive’s employment with the Company and Roseland terminated as of the Termination Date. Executive hereby confirms his resignation from any position as an employee, officer, director or representative of the Company, Roseland or any of their respective affiliates or related parties effective as of the Termination Date, including from any position to which Executive was appointed or designated by any of the preceding or on behalf of which Executive serves as a representative other than as specifically provided for in the Consulting and Cooperation Agreement, attached hereto as Exhibit B, executed as of even date herewith (the “Consulting Agreement”). Executive agrees to execute any additional documents reasonably requested to effectuate the foregoing.

In further consideration of the covenants undertaken pursuant to the Agreement, including, without limitation, the payments and benefits described therein, Executive hereby waives, releases and forever discharges the Company and any of its predecessors, parents, subsidiaries, affiliates and related companies (including, for the avoidance of doubt, Roseland), and all of their respective past and present parents, subsidiaries and affiliates, and all of their respective past and present employees, directors, officers, members, attorneys, representatives, insurers, agents, shareholders, successors and assigns (individually and collectively, the “Company Releasees”), from and with respect to any and all legally waivable claims, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort or pursuant to federal, state or local statute, regulation, ordinance or common law, which Executive now has, ever had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to Executive, from the beginning of time until the Termination Date. Without limiting the generality of the foregoing, this waiver, release and discharge includes any claim or right asserted or which could have been asserted by Executive against the Company and/or any of the Company Releasees based upon or arising under any federal, state or local tort, fair employment practices, equal opportunity, or wage and hour laws, including, but not limited to, (a) all wrongful discharge claims (including but not limited to claims based on breach of contract or implied contract, breach of the covenant of good faith and fair dealing, or violation of public policy); (b) claims under Title VII of the Civil Rights Act of 1964 as amended (which prohibits discrimination on the basis of color, national origin, race, religion, and sex); (c) claims under the Age Discrimination in Employment Act (which prohibits discrimination against persons 40 years of age or older because of age); (d) claims under the Employee Retirement Income Security Act of 1974, as amended; (e) claims under the Older Workers Benefit Protection Act of 1990; (f) claims under the Civil Rights Act of 1866; (g) claims under the Sarbanes-Oxley Act of 2002; (h) claims under the Consolidated Omnibus Budget Reconciliation Act; (i) claims under the Immigration Reform and Control Act; (j) claims under the National Labor Relations Act; (k) claims under the Americans With Disabilities Act (which prohibits discrimination on the basis of disabilities); (l) claims under the Family and Medical Leave Act; (m) claims under the Genetic Information Non-Discrimination Act; (n) claims under the Fair Credit Reporting Act; (o) claims under the Families First Coronavirus Response Act; (p) claims under any state or federal wage and hour law; (q) claims under the New Jersey Law Against Discrimination (which prohibits discrimination on the basis of age, color, physical or mental impairment or disability, national origin, race, religion, sex, and affectional or sexual orientation and gender identity or expression); (r) claims under the New Jersey Conscientious Employee Protection Act; (s) claims under the New Jersey Family Leave Act; (t) claims under the New Jersey SAFE Act; (u) claims under the New Jersey Earned Sick Leave Law; (v) claims under the New York State Human Rights Law; (w) claims under the New York State Wage Theft Prevention Act; (x) claims under the New York State Paid Family Leave Law; and (y) claims under any other federal or state statute, common law, or decisional law, as well as claims for negligent and/or intentional infliction of emotional distress, for alleged interference with any contract, economic opportunity or prospective economic advantage, or for alleged violation of any federal, state or local law, regulation, ordinance or common-law duty relating to, arising out of, or having any bearing whatsoever on, Executive’s former employment by the Company, including Executive’s separation from that employment.

Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by Executive of: (i) any claim or right that may first arise after the Termination Date; (ii) any right to payments or benefits pursuant to the Agreement that will be due to Executive upon the due execution and delivery, and no revocation, of this Release in accordance with Section 9 of the Agreement, as summarized on Exhibit A attached hereto (including, for the avoidance of doubt, any claims and rights which Executive may have under any Long-Term Incentive Award Agreement or Restricted Stock Unit Agreement and any related Award as contemplated by Exhibit A); (iii) any claim or right to indemnification, advancement, defense or reimbursement that Executive may have pursuant to any applicable indemnification agreements, (including, but not limited to, Section 15(g) of the Agreement) any applicable D&O policies or any similar insurance policies, the Company’s bylaws, as amended, or under applicable law and (iv) any claim Executive may have as a stockholder of the Company or as a limited partner of Mack-Cali Realty, L.P. or (v) any claim Executive may have under the Consulting Agreement.

Executive acknowledges that he has a right by written notice to the Company in accordance with the notice provisions set forth in Section 15(a) of the Agreement to revoke this Release within seven (7) days after delivery thereof, which revocation shall result in the consequences set forth in the Agreement, including, without limitation, Section 9 thereof.

Dated:	May 19, 2021	Marshall B. Tycher:	/s/ Marshall B. Tycher

Acknowledged and Agreed:

Mack-Cali Realty Corporation		Mack-Cali Realty, L.P.

By:	Gary T. Wagner	By: Mack-Cali Realty Corporation, its general partner

Title:	General Counsel & Secretary	By:	/s/ Gary T. Wagner

Date:	May 19, 2021	Title:	General Counsel & Secretary

Roseland Residential Trust		Date:	May 19, 2021

By:	/s/ Gary T. Wagner

Title:	General Counsel & Secretary

Date:	May 19, 2021

Exhibit A

Severance Summary1

➢	Cash Severance: $2,700,000 (lump sum payment of one and one half times sum of base salary and target bonus, payable as soon as practicable after the Termination Date); (Section 7(b))

➢	Prorated Target Bonus: $364,384 (based on actual performance for the year and payable at the same time that Annual Bonuses are paid to active employees); (Section 6(b))

➢	COBRA: up to 18-month subsidy for COBRA premiums over active employee rates (Section 7(c))

➢	Additional Equity Vesting in Accordance with Award Agreements:

o	Earned Performance-Based LTIPs: Immediately vest in full:

▪	29,230 Class E 2018 LTIP Units granted on April 20, 2018

o	Time-Based LTIPs: Immediately vest on a prorated basis:

▪	Class H 2019 LTIP Units granted on March 22, 2019

▪	31,963 units vest

▪	12,720 units eligible to vest pursuant to the Consulting Agreement

▪	Time Restricted Stock Units granted on April 21, 2021

▪	1,162 units vest

▪	54,155 units eligible to vest pursuant to the Consulting Agreement

o	Performance-Based LTIPs: Eligible to vest on a prorated basis based on actual performance over the applicable performance period:

▪	Class G 2019 LTIP Units granted on March 22, 2019

▪	Maximum of 58,490 units eligible to vest

▪	23,276 units forfeited

▪	Class I 2020 LTIP Units granted on March 24, 2020

▪	Maximum of 103,800 units eligible to vest

▪	91,075 units may become eligible to vest pursuant to the Consulting Agreement

▪	78,349 units forfeited

▪	Performance Restricted Stock Units granted on April 21, 2021

▪	Maximum of 2,153 units eligible to vest

▪	51,393 units may become eligible to vest pursuant to the Consulting Agreement

▪	48,960 units forfeited

➢	Accrued, Unused Vacation Time: $66,667 (30 days, payable as soon as practicable after the Termination Date)

1 Note: Section references are to sections in Mr. Tycher’s Executive Employment Agreement, dated April 26, 2017. All severance payments and benefits are subject to the terms of the Executive Employment Agreement (including the release requirement in Section 9 therein) and the applicable forms of equity award agreement.